UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Thos. E. Capps
120 Tredegar Street, Richmond VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Chief Executive Officer

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
Thos. E. Capps	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ Thos. E. Capps Thos. E. Capps

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Thomas F. Farrell, II
120 Tredegar Street, Richmond VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as President and Chief Operating Officer

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
Thomas F. Farrell, II	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ Thomas F. Farrell, II Thomas F. Farrell, II

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Jay L. Johnson
701 East Cary Street, Richmond, VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Executive Vice President

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
Jay L. Johnson	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ Jay L. Johnson Jay L. Johnson

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Paul D. Koonce
120 Tredegar Street, Richmond VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed by Dominion Resources Services, Inc.; Chief Executive Officer of Dominion Energy business unit

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
Paul D. Koonce	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ Paul D. Koonce Paul D. Koonce

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Duane C. Radtke
Four Greenspoint Plaza, 16945 Northchase Drive, Suite 1750, Houston, TX 77060

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Executive Vice President

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
Duane C. Radtke	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

 (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ Duane C. Radtke Duane C. Radtke

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
David A. Christian
5000 Dominion Blvd.,Glen Allen, VA 23060

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Senior Vice President - Nuclear Operations and Chief Nuclear Officer

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
David A. Christian	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ David A. Christian David A. Christian

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Eva S. Hardy
701 East Cary Street, Richmond, VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Senior Vice President - External Affairs and Corporate Communciations

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
Eva S. Hardy	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ Eva S. Hardy Eva S. Hardy

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
James L. Sanderlin
120 Tredegar Street, Richmond VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Senior Vice President - Law

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
James L. Sanderlin	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ James L. Sanderlin James L. Sanderlin

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
William C. Hall, Jr.
120 Tredegar Street, Richmond VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Vice President - External Affairs and Corporate Communications

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
William C. Hall, Jr.	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ William C. Hall, Jr. William C. Hall, Jr.

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Steven A. Rogers
120 Tredegar Street, Richmond VA 23219

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Vice President and Controller

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
Steven A. Rogers	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ Steven A. Rogers Steven A. Rogers

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Carolyn J. Moss
3901 Fair Ridge Drive, Fairfax, VA 22033

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Director - Corporate Public Policy

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
Carolyn J. Moss	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ Carolyn J. Moss Carolyn J. Moss

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Kelly G. Chapman
444 North Capitol Street NW, Suite 729, Washington, DC 20001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Chief Federal Lobbyist

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
Kelly G. Chapman	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ Kelly G. Chapman Kelly G. Chapman

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Bruce C. McKay
444 North Capitol Street NW, Suite 729, Washington, DC 20001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Chief Federal Lobbyist

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
Bruce C. McKay	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ Bruce C. McKay Bruce C. McKay

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Jayne L. Victor
444 North Capitol Street NW, Suite 729, Washington, DC 20001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Director -Corporate Federal Affairs and Chief Lobbyist

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
Jayne L. Victor	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ Jayne L. Victor Jayne L. Victor

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-12(I)-B (THREE-YEAR STATEMENT)

Three year period ending 2006

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT
OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED
HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT
CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
Carolyn Perry
444 North Capitol Street NW, Suite 729, Washington, DC 20001

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
Dominion Resources, Inc., registered holding company;
Dominion Resources Services, Inc., subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
Employed full time as Government Relations Representative

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

Salary or other Compensations
Name of Recipient	Received(a)	To be received(b)	Person or company from whom received or to be received
Carolyn Perry	(Filed under confidential treatment pursuant to Rule 104(b))		Dominion Resources Services, Inc.

(b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

(a) Total amount of routine expenses charged to client: N/A
(b) Itemized list of all other expenses: N/A

Date: January 30, 2004	/s/ Carolyn Perry Carolyn Perry

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.